                                                               Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Fremont General Corporation and Affiliated Companies Investment Incentive Program of our report dated March 17, 2000 with respect to the consolidated financial statements and schedules of Fremont
General Corporation included in its Annual Report (Form 10-K) and our report dated May 26, 2000, with respect to the financial statements and schedules of the Fremont General Corporation and Affiliated Companies Investment Incentive Program included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP




Los Angeles, California
November 20, 2000


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